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                                                                    Exhibit 99.1


                                                              [LOGO OF STAR GAS]

News Announcement

CONTACT:
Richard F. Ambury               Robert L. Rinderman, David C. Collins
Treasurer                       Jaffoni & Collins Incorporated
203/328-7300                    212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE


               STAR GAS PARTNERS ADOPTS UNITHOLDER RIGHTS PLAN AND
                       AMENDMENTS TO PARTNERSHIP AGREEMENT

Stamford, CT, April 17, 2001 -- Star Gas Partners Ltd. (NYSE: SGU) announced today that it has adopted a Unitholder Rights Plan (the "Plan").

In accordance with the Plan, the General Partner of the Partnership has authorized and declared a distribution of one unit purchase right (a "Right") for each Partnership Unit outstanding as of the close of business on April 27, 2001 (the "Record Date"), each Right representing the right to purchase one Class A Common Unit on the terms and conditions of the Plan. Under the Plan, the Rights will initially trade together with Star Gas Partners' Common Units and Senior Subordinated Units and will not be exercisable until the occurrence of certain events relating to the acquisition of 15% or more of the outstanding common units or subordinated units by a person or group. The Rights will expire on April 16, 2011, unless earlier redeemed, exchanged or amended by the General Partner.

The issuance of the Rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of Star Gas Partners and will not change the manner in which the Common Units and Senior Subordinated Units are currently traded.

In connection with the adoption of the Unitholder Rights Plan, the General Partner has also adopted an amendment to the Partnership Agreement of the Partnership to provide for a provision substantially the same as Section 203 of the Delaware General Corporation Law (Business Combinations With Interested Unitholders).

These actions were not taken in response to any pending or contemplated transactions.

Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity serving approximately 755,000 customers. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 385,000 customers in the Northeast and Mid-Atlantic. Star is the nation's seventh largest retail propane distributor, serving approximately 260,000 customers throughout the Midwest, Northeast and South. Star owns a controlling 72.7% interest in Total Gas and Electric, which sells natural gas and electricity to approximately 110,000 customers in the Northeast and Mid Atlantic.
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This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

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